EXHIBIT 99.1
Gladstone Land Announces
First Quarter 2019 Results

McLean, VA, May 7, 2019: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the first quarter ended March 31, 2019.
A reconciliation of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table below, and a description of each of FFO, CFFO, and AFFO is located at the end of this press release.  In addition, a description of net asset value (“NAV”), a non-GAAP financial measure, and a reconciliation to total equity, which the Company believes is its most directly-comparable GAAP measure, is also located at the end of this press release.  All per-share references are to fully-diluted, weighted-average shares of common stock of the Company unless noted otherwise.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.SEC.gov and the investor relations section of the Company’s website at www.GladstoneFarms.com.
Comments from David Gladstone, President and CEO of Gladstone Land:  “We had a relatively quiet first quarter from an acquisition standpoint, but we started the second quarter off nicely with the purchase of a large pistachio orchard, and we are expecting to remain very active in the coming months. We were also very active on the leasing front during the quarter, as we are once again 100% occupied. Our new preferred stock continued to sell at a steady pace, though it created a bit of a drag on earnings during the first quarter since we weren’t able to invest the proceeds until after quarter-end. But those proceeds are now fully invested, and we have a very robust backlog of potential farms to buy today that we expect will allow us to stay very active in the coming months.”
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment judgment.

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	3/31/2019	12/31/2018	($ / #)	(%)
Operating Data:
Total operating revenues	$7,830	$8,030	$(200)	(2.5)%
Total operating expenses, net of credits	(4,605)	(4,522)	(83)	1.8%
Other expenses, net	(3,117)	(4,592)	1,475	N/A
Net income (loss)	$108	$(1,084)	$1,192	(110.0)%
Plus: Real estate and intangible depreciation and amortization	2,597	2,571	26	1.0%
Plus: Losses on dispositions of real estate assets, net	32	715	(683)	N/A
FFO	2,737	2,202	535	24.3%
Less: Dividends declared on Series B Preferred Stock	(601)	(286)	(315)	110.1%
FFO available to common stockholders and OP Unitholders	2,136	1,916	220	11.5%
Plus: Acquisition-related expenses	139	47	92	195.7%
Plus: Other nonrecurring charges, net(1)	3	72	(69)	(95.8)%
CFFO available to common stockholders and OP Unitholders	2,278	2,035	243	11.9%
Net rent adjustment(2)	34	93	(59)	(63.4)%
Plus: Amortization of debt issuance costs	150	148	2	1.4%
AFFO available to common stockholders and OP Unitholders	$2,462	$2,276	$186	8.2%

Share and Per-Share Data:
Weighted-average common shares outstanding – basic and diluted	18,028,826	16,457,600	1,571,226	9.5%
Weighted-average common OP Units outstanding(3)	433,393	666,531	(233,138)	(35.0)%
Weighted-average total common shares outstanding	18,462,219	17,124,131	1,338,088	7.8%

Diluted net loss per weighted-average total common share	$(0.027)	$(0.080)	$0.053	(66.3)%
Diluted FFO per weighted-average total common share	$0.116	$0.112	$0.004	3.6%
Diluted CFFO per weighted-average total common share	$0.123	$0.119	$0.004	3.4%
Diluted AFFO per weighted-average total common share	$0.133	$0.133	$—	—%
Cash distributions declared per total common share	$0.133	$0.133	$0.000	0.1%

Balance Sheet Data:
Net investments in real estate, at cost(4)	$544,001	$541,656	$2,345	0.4%
Total assets	$575,949	$565,119	$10,830	1.9%
Total indebtedness(5)	$364,967	$366,976	$(2,009)	(0.5)%
Total equity	$194,769	$181,053	$13,716	7.6%
Total common shares and OP Units outstanding	18,462,219	18,462,219	—	—%

Other Data:
Cash flows from operations	$2,432	$2,364	$68	2.9%
Farms owned	86	85	1	1.2%
Acres owned	73,900	73,205	695	0.9%
Occupancy rate(6)	100.0%	99.6%	0.4%	0.4%
Farmland portfolio value	$620,434	$617,866	$2,568	0.4%
NAV per share	$12.30	$12.88	$(0.58)	(4.5)%

(1)	Consists primarily of the net incremental impact of the farming operations conducted through Gladstone Land Advisers, Inc., as well as certain other nonrecurring charges.

(2)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(3)	Represents outstanding common units of limited partnership interests in Gladstone Land Limited Partnership (“OP Units”) held by non-controlling third parties.

(4)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(5)	Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series A Term Preferred Stock.

(6)	Based on gross acreage.
Highlights for the quarter:

•	Portfolio Activity:

◦	Property Acquisition: Acquired a 695-acre farm for $2.4 million at an initial, minimum net capitalization rate of 5.3%.

◦
Project Completion: In connection with irrigation improvements completed in December 2018, we executed an amendment to the current lease on the respective property that will provide for additional straight-line rental income of approximately $117,000 per year throughout the remaining lease term.

◦
Leasing Activity: Executed new lease agreements on certain of our farms that will result in an aggregate decrease in annualized fixed cash rents of approximately $16,000. However, three of the new lease agreements contain a participation rent component, versus only one of the prior leases.

•	Financing Activity—New Long-term Borrowing: Secured a $1.4 million loan from a new lender at an expected effective interest rate of 4.70%, which is fixed for the next 4.7 years.

•
Equity Activity—Series B Preferred Stock: Issued and sold 747,916 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) for net proceeds of approximately $50.3 million.

•
Increased and Paid Distributions: Increased the monthly distribution run rate on our common stock by 0.11% and paid total cash distributions of $0.13335 per share of common stock (including outstanding OP Units held by non-controlling third parties) for each of January, February, and March 2019.

Q1 2019 Results:  We had net income during the quarter of approximately $108,000, compared to a net loss of approximately $1.1 million in the prior quarter. Net loss to common stockholders and OP Unitholders during the quarter was approximately $493,000, or $0.03 per share, compared to approximately $1.4 million, or $0.08 per share, in the prior quarter. AFFO for the quarter was approximately $2.5 million, an increase of approximately $186,000, or 8.2%, from the prior quarter, while AFFO per common share remained flat at approximately $0.13, which equaled our common distributions declared for each period. The increase in AFFO was primarily driven by interest patronage, or refunded interest, recorded on certain of our loans from various lenders within the Farm Credit System. Our total rental revenues decreased due to higher participation rents recorded in the prior quarter (as these types of rents typically get recognized during the third and fourth quarters of each year), partially offset by additional rents earned from our recent acquisitions. Our core operating expenses remained relatively flat, as increased property-operating expenses (primarily due to continued generator rental expense to power newly-drilled wells on one of our properties, as well as additional fees incurred related to finalizing permits on one of our farms) were offset by a decrease in the aggregate net related-party fees (due to a credit granted to us by our Adviser during the current quarter). In addition, interest expense on borrowings remained relatively flat, while the dividends declared on the Series B Preferred Stock increased due to additional issuances during and since the prior quarter. Cash flows from operations for the current quarter were higher primarily due an increase in rent payments received, partially offset by additional interest payments made in the current quarter, as compared to the prior quarter. Our NAV per share decreased by $0.58 from the prior quarter to $12.30 at March 31, 2019, primarily driven by an increase in the fair value of our long-term borrowings due to changes in market interest rates and ongoing capital improvements made on certain of our farms (which won't be reflected in the properties' fair values until the respective projects are completed).
Subsequent to March 31, 2019:

•	Portfolio Activity:

◦	Property Acquisition: Acquired a 928-acre farm in Madera County, California, growing pistachios for approximately $28.6 million. The farm was acquired at a minimum, straight-line net capitalization rate of 6.0% and also includes a participation rent component based on the gross revenues earned on the farm.

◦	Leasing Activity: Executed one new lease agreement on a farm in Florida that will result in an increase in annualized fixed cash rents of approximately $48,000.

•	Equity Activity—Series B Preferred Stock: Issued and sold 345,031 shares of the Series B Preferred Stock for net proceeds of approximately $7.8 million.

•
Increased Distributions:  Increased our distribution run rate by 0.11%, declaring monthly cash distributions of $0.0445 per share of common stock (including any OP Units held by non-controlling third parties) for each of April, May, and June 2019.  This marks our 14th distribution increase over the past 52 months, during which time we’ve increased the distribution run rate by a total of 48.3%.

Conference Call for Stockholders:  The Company will hold a conference call on Wednesday, May 8, 2019, at 8:30 a.m. (EDT) to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through May 15, 2019.  To hear the replay, please dial (855) 859-2056, and use playback conference number 9886778.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneFarms.com. The event will be archived and available for replay on the Company’s website through July 8, 2019.
About Gladstone Land Corporation:
Gladstone Land is a publicly-traded real estate investment trust that invests in and owns farmland and farm-related properties located in certain major agricultural markets in the U.S., which it leases to unrelated third-party farmer-tenants.  The Company reports the current fair value of its farmland on a quarterly basis; as of March 31, 2019, its estimated net asset value was $12.30 per common share.  Gladstone Land currently owns 87 farms, comprised of 74,828 acres in 10 different states across the U.S., valued at approximately $649 million.  Its acreage is predominantly concentrated in locations where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually; as well as permanent crops, such as almonds, blueberries, and pistachios, which are generally planted every 10 to 20-plus years and harvested annually.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 75 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution rate on its common stock is $0.0445 per month, or $0.534 per year.  Additional information can be found at www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Eastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com;

•	Midwest U.S. – Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com; or

•	Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
The Company’s presentation of FFO, as defined by NAREIT, or CFFO or AFFO, as defined above, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$194,769
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(544,001)
Plus: estimated fair value of real estate holdings(2)	620,434
Net fair value adjustment for real estate holdings		76,433
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	364,867
Less: fair value of aggregate long-term indebtedness(3)(4)	(361,688)
Net fair value adjustment for long-term indebtedness		3,179
Estimated NAV		274,381
Less: fair value of Series B Preferred Stock(5)		(47,293)
Estimated NAV available to common stockholders and OP Unitholders		$227,088
Total common shares and OP Units outstanding(6)		18,462,219
Estimated NAV per common share and OP Unit		$12.30

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series A Term Preferred Stock.

(4)	Long-term notes and bonds payable were valued using a discounted cash flow model. The Series A Term Preferred Stock was valued based on its closing stock price as of March 31, 2019.

(5)	Valued at the security's liquidation value.

(6)	Includes 18,462,219 shares of common stock and no OP Units held by non-controlling third parties.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk Factors” within the Company's Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on February 26, 2019, and certain other documents filed with the SEC from time to time.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893